-----Original Message-----

Sent: Wednesday, November 15, 2006 2:13 PM
Subject: CMBS: MLCFC 06-4 *ANNOUNCEMENT*

MLCFC 2006-4 - New Issue $4.62bn Fixed Rate CMBS

MLCFC Commercial Mortgage Trust 2006-4
Commercial Mortgage Pass-Through Certificates, Series 2006-4

Bookrunners:      Merrill Lynch, Countrywide
Co-Lead Managers: Merrill Lynch, Countrywide
Co-Managers:      IXIS, PNC, Credit Suisse, Deutche Bank
Rating Agencies:  Moody's, S&P

Collateral:     284 Loans, 347 Properties
 -Loan Sellers: MLML 51.9%, CRF 30.2%, IXIS 11.1%, PNC 6.8%
 -Prop Types:   RT 48.5%, Multifamily 18.3%, OFF 16.8%, Hotel 8.8%, Mixed 3.2%,
                IND 1.9%, SS 1.6%, MHC 0.8%, Other 0.2%
 -Geo Dist: CA 32.3%  (South 25.1%, North 7.2%), TX 12.4%, IL 9.4%, NY 5.1%,
                AZ 4.5%, VA 4.1%, WA 3.9%, NV 3.5%, FL 3.2%, Other 21.6%
 -DSCR/LTV      1.34x/70.1%
 -Inv Grade:    1.1%
 -Top 10 Loans: 34.2% of the pool, DSCR: 1.32x, LTV: 69.8%

Tentative Deal Calendar:
 -Structure:           Mon Nov 20
 -Electric TS/Red:     Mon Nov 20
 -Hardcopies:          Tue Nov 21

RoadShow Calendar
 -NY Meetings          Mon Nov 20
  or Conf Calls        Tue Nov 21
                       Wed Nov 22 (Morning)
                       Mon Nov 27

 -Group Meetings (Please RSVP)
    Investor Call      Mon Nov 20  2:30PM EST @ 866-800-8648 Code: 87546104
                                                617.614.2702
    Boston Breakfast   Tue Nov 21  8:30AM EST @ One Financial Center
    New York Lunch     Tue Nov 21 12:00PM EST @ 623 5th Ave (Entrance on 50th)
    Minneapolis Lunch  Tue Nov 21 11:30AM CST @ Grand Hotel - Boardroom #2
    Hartford  Lunch    Tue Nov 21  1:30PM EST @ Max's Downtown

The depositor has filed a registration statement (including a prospectus) with the SEC (SEC File No. 333-130408) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering.
You may get these documents for free by visiting EDGAR on the SEC Web site at
www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free (866) 500-5408. Merrill Lynch, Pierce, Fenner &
Smith Incorporated, Countrywide Securities Corporation, IXIS Securities North
America Inc., PNC Capital Markets LLC, Credit Suisse Securities (USA) LLC and
Deutsche Bank Securities Inc. (and their affiliates, officers, directors, partners and employees, including persons involved in the preparation or issuance of this material may acquire, hold or sell positions in these securities or in related derivatives and may have an investment or other banking relationship with the depositor. The information set forth herein is subject to change prior to the time of sale of any securities sold to you.

Any legends, disclaimers or other notices that may appear at the bottom of, or attached to, this communication, should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of
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